Exhibit 1.1

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Registre de Commerce et des Sociétés

Numéro RCS : B153681

Référence de dépôt : L160156559

Déposé et enregistré le 12/08/2016

Adecoagro S.A.

Société anonyme

Siège social: L-2453 Luxembourg, 6, rue Eugène Ruppert

R.C.S. Luxembourg B 153.681

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STATUTS COORDONNES à la date du 20 avril 2016

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FORM, DENOMINATION, DURATION, REGISTERED OFFICE

Article 1.   Form, Name

There exists a company in the form of a société anonyme, under the name of Adecoagro S.A. (the “Company”).

Article 2.   Duration

The Company is established for an undetermined duration. The Company may be dissolved at any time by a resolution of the Shareholders adopted in the manner required for amendment of these Articles of Incorporation.

Article 3.   Registered office

3.1    The Company has its registered office in the City of Luxembourg, Grand-Duchy of Luxembourg. It may be transferred to any other place in the Grand Duchy of Luxembourg by means of a resolution of a General Meeting deliberating in the manner provided for amendments to the Articles.

3.2    The address of the registered office may be transferred within the municipality by decision of the Board of Directors.

3.3    The Company may have offices and branches, both in Luxembourg and abroad.

3.4    In the event that the Board of Directors determines that extraordinary political, economic or social developments have occurred or are imminent that would interfere with the normal activities of the Company at its registered office, or with the ease of communication between such office and persons abroad, the registered office may be temporarily transferred abroad until the complete cessation of these abnormal circumstances; such temporary measures shall have no effect on the nationality of the Company which, notwithstanding the temporary transfer of its registered office, will remain a Luxembourg company. Such temporary measures will be taken and notified to any interested parties by the Board of Directors.

PART I.     PURPOSE, OBJECT

Article 4.   Purpose, Object

4.1    The object of the Company is the holding of participations, in any form whatsoever, in Luxembourg and foreign companies, or other entities or enterprises, the acquisition by purchase, subscription, or in any other manner as well as the transfer by sale, exchange or otherwise of stock, bonds, debentures, notes and other securities or rights of any kind including interests in partnerships, and the holding, acquisition, disposal, investment in any manner in, development, licensing or sub licensing, of any patents or other intellectual property rights of any nature or origin as well as the ownership, administration, development and management of its portfolio. The Company may carry out its business through branches in Luxembourg or abroad.

4.2    The Company may borrow in any form and proceed to the issue by private or public of bonds, convertible bonds and debentures or any other securities or instruments it deems fit.

4.3    In a general fashion it may grant assistance (by way of loans, advances, guarantees or securities or otherwise) to companies or other enterprises in which the Company has an interest or which form part of the group of companies to which the Company belongs or any entity as the Company may deem fit (including up stream or cross stream), take any controlling, management, administrative and/or supervisory measures and carry out any operation which it may deem useful in the accomplishment and development of its purposes.

4.4    Finally, the Company can perform all commercial, technical and financial or other operations, connected directly or indirectly in all areas in order to facilitate the accomplishment of its purpose.

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PART II.    SHARE CAPITAL – SHARES

Article 5.   Share capital

5.1.  The Company has an issued share capital of one hundred and eighty-three million five hundred and seventy-two thousand seven hundred and twenty-two US Dollars and fifty cents (USD 183,572,722.50) represented by a total of one hundred and twenty-two million three hundred and eighty-one thousand eight hundred and fifteen (122,381,815) fully paid Shares, each with a nominal value of one US Dollar and fifty cents (USD1.5), with such rights and obligations as set forth in the present Articles.

5.1.1 The Company has an authorized share capital of three billion US Dollars (USD3,000,000,000), including the issued share capital, represented by two billion (2,000,000,000) shares, each with a nominal value of one US Dollar and fifty cents (USD1.5). The Company’s share capital (and any authorization granted to the Board of Directors in relation thereto) shall be valid from 20th April 2016 and until the fifth anniversary of publication in the Mémorial of the deed of the extraordinary General Shareholder’s Meeting held on 20th April 2016. The Board of Directors, or any delegate(s) duly appointed by the Board of Directors, may from time to time issue shares within the limits of the authorized share capital against contributions in cash, contributions in kind or by way of incorporation of available reserves at such times and on such terms and conditions, including the issue price, as the Board of Directors or its delegate(s) may in its or their discretion resolve and the General Shareholder’s Meeting waived and has authorized the Board of Directors to waive, suppress or limit, any pre-emptive subscription rights of shareholders provided for by law to the extent it deems such waiver, suppression or limitation advisable for any issue or issues of shares within the authorized share capital.”

5.1.2 The issued and the authorised un-issued share capital of the Company may be increased or reduced one or several times by a resolution of the General Meeting of Shareholders adopted in compliance with the quorum and majority rules set by these Articles of Incorporation or, as the case may be, by law for any amendment of these Articles of Incorporation.

5.2    The Company may not issue fractional Shares. The Board of Directors shall be authorised at its discretion to provide for the payment of cash or the issuance of scrip in lieu of any fraction of a Share.

5.3    The Company or its subsidiaries may proceed to the purchase or repurchase of its own Shares and may hold Shares in treasury, each time within the limits laid down by law.

5.4    Any Share premium shall be freely distributable in accordance with the provision of these Articles.

Article 6.   Securities in registered form only

6.1    Shares

6.1.1 Shares of the Company are in registered form only.

6.1.2 A register of Shares will be kept by the Company and will be available for inspection by any registered shareholder. Ownership of registered Shares will be established by inscription in the said register or in the event separate registrars have been appointed pursuant to Article 6.1.3, such separate register. Without prejudice to the conditions for transfer by book entry in the case provided for in Article 6.1.7 of the present Articles, a transfer of registered Shares shall be carried out by means of a declaration of transfer entered in the relevant register, dated and signed by the transferor and the transferee or by their duly authorised representatives. The Company may accept and enter in the relevant register a transfer on the basis of correspondence or other documents recording the agreement between the transferor and the transferee.

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6.1.3 The Company may appoint registrars in different jurisdictions who will each maintain a separate register for the registered shares entered therein and the holders of shares may elect to be entered in one of the registers and to be transferred from time to time from one register to another register. The Board of Directors may however impose transfer restrictions for Shares that are registered, listed, quoted, dealt in, or have been placed in certain jurisdictions in compliance with the requirements applicable therein. The transfer to the register kept at the Company’s registered office may always be requested.

6.1.4 Subject to the provisions of Article 6.1.7, the Company may consider the person in whose name the registered Shares are registered in the register(s) of Shareholders as the full owner of such registered Shares. The Company shall be completely free from any responsibility in dealing with such registered Shares towards third parties and shall be justified in considering any right, interest or claims of such third parties in or upon such registered shares to be non-existent, subject, however, to any right which such third party might have to demand the registration or change in registration of registered Shares. In the event that a holder of registered shares does not provide an address to which all notices or announcements from the Company may be sent, the Company may permit a notice to this effect to be entered into the register(s) of Shareholders and such holder’s address will be deemed to be at the registered office of the Company or such other address as may be so entered by the Company from time to time, until a different address shall be provided to the Company by such holder. The holder may, at any time, change his address as entered in the register(s) of Shareholders by means of written notification to the Company or the relevant registrar.

6.1.5 The Board may decide that no entry shall be made in the register of Shareholders and no notice of a transfer shall be recognised by the Company or a registrar during the period starting on the fifth (5) business day before the date of a General Meeting and ending at the close of that General Meeting, unless the Board sets a shorter time limit.

6.1.6 All communications and notices to be given to a registered Shareholder shall be deemed validly made to the latest address communicated by the Shareholder to the Company.

6.1.7 Where Shares are recorded in the register of Shareholders on behalf of one or more persons in the name of a securities settlement system or the operator of such a system or in the name of a professional securities depositary or any other depositary (such systems, professionals or other depositaries being referred to hereinafter as “Depositaries”) or of a sub-depositary designated by one or more Depositaries, the Company - subject to having received from the Depositary with whom those Shares are kept in account a certificate in proper form - will permit those persons to exercise the rights attaching to those Shares, including admission to and voting at General Meetings. The Board of Directors may determine the formal requirements with which such certificates must comply. Notwithstanding the foregoing, the Company will make dividend payments and any other payments in cash, Shares or other securities only to the Depositary or sub-depositary recorded in the register or in accordance with its instructions, and such payment will effect full discharge of the Company’s obligations.

6.1.8 Upon the written request of a Shareholder, registered nominative Share certificate(s) recording the entry of such Shareholder in the register of Shareholders may be issued in such denominations as the Board of Directors shall prescribe to the requesting Shareholder and, in the case provided for in Article 6.1.7 of the present Articles and upon request, to the Depositaries or sub-depositaries recorded in the register(s). The certificates so issued shall be in such form and shall bear such legends and such numbers of identification as shall be determined by the Board of Directors. Such certificates shall be signed manually or by facsimile by two (2) Board Members. Lost, stolen or mutilated certificates will be replaced by the Company upon such evidence, undertakings and indemnities as may be deemed

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satisfactory to the Company, provided that mutilated share certificates shall be delivered before new certificates are remitted.

6.1.9 The Shares are indivisible vis-à-vis the Company which will recognise only one holder per Share. In case a Share is held by more than one person, the persons claiming ownership of the Share will be required to name a single proxy to represent the Share vis-à-vis the Company. The Company has the right to suspend the exercise of all rights attached to such Share until one person has been so appointed. The same rule shall apply in the case of a conflict between an usufructuary and a bare owner or between a pledgor and a pledgee.

6.2    Other Securities

6.2.1 Securities (other than Shares which are covered by article 6.1) of the Company are in registered form only.

6.2.2 The provisions of article 6.1 shall apply mutatis mutandis.

Article 7.   Shares – Voting Rights

Subject as set forth in the present Articles, each Share shall be entitled to one vote at all General Meetings of Shareholders.

PART III.    MANAGEMENT OF THE COMPANY

Article 8.   Management of the Company – Board of Directors

8.1    The Company shall be managed by a Board of Directors which is vested with the broadest powers to manage the business of the Company and to authorise and/or perform all acts of disposal, management and administration falling within the purposes of the Company.

8.2    All powers not expressly reserved by the law or by the Articles of the Company to the General Meeting shall be within the competence of the Board of Directors.

8.3    Except as otherwise provided herein or by law, the Board of Directors of the Company is authorised to take such action (by resolution or otherwise) and to adopt such provisions as shall be necessary, appropriate, convenient or deemed fit to implement the purpose of the Company.

Article 9.   Composition of the Board of Directors

9.1    The Company shall be managed by a Board of Directors composed of a minimum of three (3) Directors and a maximum of eleven (11) (unless otherwise provided for herein) who may but do not need to be Shareholders of the Company.

9.2    The Directors are appointed by the General Meeting of Shareholders for a period of up to three (3) years; provided however the Directors shall be elected on a staggered basis, with one third (1/3) of the Directors being elected each year and provided further that such three year term may be exceeded by a period up to the annual general meeting held following the third anniversary of the appointment. The Directors may be removed with or without cause (ad nutum) by the General Meeting of Shareholders by a simple majority vote of votes cast at a General Meeting of Shareholders. The Directors shall be eligible for re-election indefinitively.

9.3    In the event of a vacancy in the office of a Director because of death, retirement, resignation, dismissal, removal or otherwise, the remaining Directors may fill such vacancy and appoint a successor in accordance with applicable law.

Article 10. Chairman

10.1  The Board of Directors shall, to the extent required by law and otherwise may, appoint the chairman of the Board of Directors amongst its members (the “Chairman”). The Chairman shall preside over all meetings of the Board of Directors and of Shareholders

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including class meetings. In the absence of the Chairman of the Board, a chairman determined ad hoc, shall chair the relevant meeting.

10.2  In case of a tie the Chairman (or any other Board member) shall not have a casting vote.

Article 11. Board Proceedings

11.1  The Board of Directors shall meet upon call by (or on behalf of) the Chairman or any two Directors. The Board of Directors shall meet as often as required by the interest of the Company.

11.2  Notice of any meeting of the Board of Directors must be given by letter, cable, telegram, telephone, facsimile transmission, telex or e-mail advice to each Director, two (2) days before the meeting, except in the case of an emergency, in which event a twenty four (24) hours notice shall be sufficient. No convening notice shall be required for meetings held pursuant to a schedule previously approved by the Board and communicated to all Board members. A meeting of the Board may also be validly held without convening notice to the extent the Directors present or represented do not object and those Directors not present or represented have waived the convening notice in writing, by fax or email.

11.3  Meetings of the Board of Directors may be held physically or, in all circumstances, by way of conference call (or similar means of communication which permit the participants to communicate with each other).

11.4  Any Director may act at any meeting of the Board of Directors by appointing in writing by letter or by cable, telegram, facsimile transmission or e-mail another Director as his proxy. A Director may represent more than one of the other Directors.

11.5  The Board of Directors may deliberate and act validly only if the majority of the Board members (able to vote) are present or represented. Decisions shall be taken by a simple majority of the votes validly cast by the Board members present or represented (and able to vote).

11.6  Meetings of the Board of Directors may be validly held at any time and in all circumstances by means of telephonic conference call, videoconference or any other means, which permit the participants to communicate with each other. A Director attending in such manner shall be deemed present at the meeting for as long as he is connected.

11.7  The Board of Directors may also in all circumstances with unanimous consent pass resolutions by circular means and written resolutions signed by all members of the Board will be as valid and effective as if passed at a meeting duly convened and held. Such signatures may appear on a single document or multiple copies of an identical resolution and may be evidenced by letters, cables, facsimile transmission, or e-mail.

11.8  The minutes of any meeting of the Board of Directors (or copies or extracts of such minutes which may be produced in judicial proceedings or otherwise) shall be signed by the Chairman, the chairman (ad hoc) of the relevant meeting or by any two (2) Directors or as resolved at the relevant Board meeting or any subsequent Board meeting.

Article 12. Delegation of power, committees, secretary

12.1  The Board may delegate the daily management of the business of the Company, as well as the power to represent the Company in its day to day business, to individual Directors or other officers or agents of the Company (with power to sub-delegate). In addition the Board of Directors may delegate the daily management of the business of the Company, as well as the power to represent the Company in its day to day business to an executive or other committee as it deems fit. The Board of Directors shall determine the conditions of appointment and dismissal as well as the remuneration and powers of any person or persons so appointed.

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12.2  The Board of Directors may (but shall not be obliged to unless required by law) establish one or more committees (including without limitation an audit committee, a risk and strategy committee, and a compensation committee) and for which it shall, if one or more of such committees are set up, appoint the members (who may be but do not need to be Board members), determine the purpose, powers and authorities as well as the procedures and such other rules as may be applicable thereto (subject as to the audit committee as set forth below).

12.2.1. Audit Committee: in the case the Board of Directors decides to set up an audit committee (the “Audit Committee”), such Audit Committee shall be composed of at least three (3) members and the Board of Directors shall appoint one of the members of the Audit Committee as the chairperson of the Audit Committee. The Audit Committee shall (a) assist the Board of Directors in fulfilling its oversight responsibilities relating to the integrity of the Company’s financial statements, including periodically reporting to the Board of Directors on its activity and the adequacy of the Company’s systems of internal controls over financial reporting; (b) make recommendations for the appointment, compensation, retention and oversight of, and consider the independence of, the Company’s external auditors; (c) review Material Transactions between the Company or its subsidiaries with Related Parties (other than transactions that were reviewed and approved by the independent members of the Board of Directors (if any) or other governing body of any subsidiary of the Company or through any other procedures as the Board of Directors may deem substantially equivalent to the foregoing) to determine whether their terms are consistent with market conditions or are otherwise fair to the Company and its subsidiaries; and (d) perform such other duties imposed to it by the laws and regulations of the Regulated Market(s) on which the shares of the Company are listed applicable to the Company, as well as any other duties entrusted to it by the Board of Directors. The Board of Directors shall allocate to the Audit Committee the necessary resources and authority to fulfil its functions.

12.2.2 Compensation Committee: in the case the Board of Directors decides to set up an compensation committee (the “Compensation Committee”), such Compensation Committee shall review and approve the compensation and benefits of the executive officers and other key employees of the Company and its group, and make recommendations to the Board of Directors regarding principles for compensation, performance evaluation, and retention strategies. The Compensation Committee (if any) shall be responsible for designing and administering the Company’s equity-based incentive plans of the Company and its group.

12.2.3 Risk and Strategy Committee: in the case the Board of Directors decides to set up an risk and strategy committee (the “Risk and Strategy Committee”), such Risk and Strategy Committee shall assist the Board of Directors in fulfilling its oversight responsibilities with regard to (i) evaluating the risks inherent in the business of the Company and its group and the control processes with respect to such risks; (ii) the assessment and review of credit, market, commercial, fiduciary, liquidity, reputational and operational risks; and (iii) maintaining a cooperative, interactive strategic planning process with executive officers, including the identification and setting of strategic goals and the review of potential acquisitions, joint ventures, and strategic alliances; and dispositions.

12.3  The Board of Directors may appoint a secretary of the Company who may but does not need to be a member of the Board of Directors and determine his responsibilities, powers and authorities.

Article 13. Binding Signature

The Company will be bound by the sole signature of the Chairman or the joint signature of any two (2) Director or by the sole or joint signatures of any persons to whom such signatory power shall have been delegated by the Board of Directors. For the avoidance of doubt, for acts regarding the daily management of the Company the Company will be bound by the sole signature of the administrateur délégué (“Chief Executive Officer” or “CEO”) or any

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person or persons to whom such signatory power shall be delegated by the Board of Directors.

Article 14. Board Compensation. Indemnification

14.1  The compensation of the Board of Directors will be decided by the General Meeting.

14.2  The Directors are not held personally liable for the indebtedness or other obligations of the Company. As agents of the Company, they are responsible for the performance of their duties. Subject to the exceptions and limitations listed in article 14.3, every person who is, or has been, a Director or officer of the Company shall be indemnified by the Company to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him in connection with any claim, action, suit or proceeding which he becomes involved as a party or otherwise by virtue of his being or having been such Director or officer and against amounts paid or incurred by him in the settlement thereof. The words “claim”, “action”, “suit” or “proceeding” shall apply to all claims, actions, suits or proceedings (civil, criminal or otherwise including appeals) actual or threatened and the words “liability” and “expenses” shall include without limitation attorneys’ fees, costs, judgements, amounts paid in settlement and other liabilities.

14.3  No indemnification shall be provided to any Director or officer:

14.3.1      Against any liability to the Company or its shareholders by reason of wilful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office;

14.3.2      With respect to any matter as to which he shall have been finally adjudicated to have acted in bad faith and not in the interest of the Company; or

14.3.3      In the event of a settlement, unless the settlement has been approved by a court of competent jurisdiction or by the Board of Directors.

14.4  The right of indemnification herein provided shall be severable, shall not affect any other rights to which any Director or officer may now or hereafter be entitled, shall continue as to a person who has ceased to be such Director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. Nothing contained herein shall affect any rights to indemnification to which corporate personnel, including directors and officers, may be entitled by contract or otherwise under law.

14.5  Expenses in connection with the preparation and representation of a defence of any claim, action, suit or proceeding of the character described in this Article shall be advanced by the Company prior to final disposition thereof upon receipt of any undertaking by or on behalf of the officer or director, to repay such amount if it is ultimately determined that he is not entitled to indemnification under this article.

Article 15. Conflicts of Interest

15.1  No contract or other transaction between the Company and any other company or firm shall be affected or invalidated by the fact that any one or more of the Directors or officers of the Company is interested in, or is a director, associate, officer, agent, adviser or employee of such other company or firm. Any Director or officer who serves as a director, officer or employee or otherwise of any company or firm with which the Company shall contract or otherwise engage in business shall not, by reason of such affiliation with such other company or firm only, be prevented from considering and voting or acting upon any matters with respect to such contract or other business.

15.2  In the case of a personal conflict of interest of a Director, such Director shall indicate such conflict of interest to the Board and shall not deliberate or vote on the relevant matter. Any conflict of interest arising at Board level shall be reported to the next General Meeting of Shareholders before any resolution as and to the extent required by law.

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PART IV.   GENERAL MEETINGS OF SHAREHOLDERS

Article 16. General Meetings of Shareholders

16.1  Any regularly constituted General Meeting of Shareholders of the Company shall represent the entire body of Shareholders of the Company. It shall have the broadest powers to order, carry out or ratify acts relating to the operations of the Company.

16.2  The annual general meeting of Shareholders shall be held, in accordance with Luxembourg law, at the registered office of the Company, or at such other place in Luxembourg as may be specified in the notice of meeting on the third Wednesday of April of each year at 16.00 (local time) (or such other date as may be permitted by law). If such day is a legal holiday, the annual General Meeting shall be held on the next following business day.

16.3  Other meetings of Shareholders may be held at such place and time as may be specified in the respective notices of meeting.

16.4  General Meetings shall be convened in accordance with the provisions of law and in the case the Shares of the Company are listed on a Regulated Market, in accordance with the publicity requirements of such Regulated Market applicable to the Company. If all of the Shareholders are present or represented at a general meeting of Shareholders, the General Meeting may be held without prior notice or publication.

16.5  In case the shares of the Company are not listed in a any Regulated Market, all Shareholders recorded in the share register on the date of the General Meeting are entitled to be admitted in the General Meeting; provided, however, that in case the Shares of the Company are listed on a Regulated Market, the Board of Directors may determine a date preceding the General Meeting as the record date for admission to the General Meeting (the “Record Date”).

16.6  Where, in accordance with the provisions of Article 6.1.7 of the present Articles, Shares are recorded in the register(s) of Shareholders in the name of a Depositary or subdepositary of the former, the certificates provided for in Article 6.1.7 must be received by the Company (or its agents as set forth in the convening notice) no later than the day preceding the fifth (5th) working day before the date of the General Meeting unless the Board fixes a different period. Such certificates must (unless otherwise required by applicable law) certify the fact that the Shares in the account shall be blocked until the close of the General Meeting. All proxies must be received by the Company (or its agents) by the same deadline provided that the Board of Directors may, if it deems so advisable amend these periods of time for all Shareholders and admit Shareholders (or their proxies) who have provided the appropriate documents to the Company (or its agents as aforesaid) to the General Meeting, irrespective of these time limits.

16.7  The Board of Directors shall adopt all other regulations and rules concerning the attendance to the General Meeting, and availability of access cards, proxy forms and/or voting forms in order to enable Shareholders to exercise their right to vote.

16.8  Any Shareholder may be represented at a General Meeting by appointing as his or her proxy another person, who need not be a Shareholder.

Article 17. Majority and quorum at the General Meeting

17.1  At any General Meeting of Shareholders other than a General Meeting convened for the purpose of amending the Company’s Articles of Incorporation or voting on resolutions whose adoption is subject to the quorum and majority requirements for amendments of the Articles of Incorporation, no presence quorum is required and resolutions shall be adopted, irrespective of the number of Shares represented, by a simple majority of votes validly cast.

17.2  At any extraordinary General Meeting of Shareholders for the purpose of amending the Company’s Articles of Incorporation or voting on resolutions whose adoption is subject to the quorum and majority requirements for amendments of the Articles of Incorporation, the

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quorum shall be at least one half of the issued share capital of the Company. If the said quorum is not present, a second Meeting may be convened at which there shall be no quorum requirement. In order for the proposed resolutions to be adopted at such a General Meeting, and save as otherwise provided by law, a two thirds (2/3) majority of the votes validly cast at any such General Meeting.

PART V.    AMENDMENT OF ARTICLES

Article 18. Amendments of Articles

The Articles of Incorporation may be amended from time to time by a resolution of the General Meeting of Shareholders to the quorum and voting requirements provided by the laws of Luxembourg and as may otherwise be provided herein.

PART VI.   ACCOUNTING YEAR, AUDITOR

Article 19. Accounting Year

The accounting year of the Company shall begin on first of January and shall terminate on thirty-first of December of each year.

Article 20. Auditor

The Company’s annual accounts shall be audited by one or more independent auditors, appointed by the General Meeting at the Board of Directors’ recommendation (or if so resolved by the Board of Directors, the recommendation of the Audit Committee, if any). The General Shareholders’ Meeting shall determine the number of independent auditors and the term of their office, which shall not exceed one (1) year. They may be reappointed and dismissed at any time by the General Shareholders’ Meeting at the Board of Directors’ recommendation (or if so resolved by the Board of Directors, the recommendation of the Audit Committee, if any).

PART VII.  DISTRIBUTIONS, WINDING UP

Article 21. Distributions

21.1   From the annual net profits of the Company, five per cent (5%) shall be allocated to an un-distributable reserve required by law. This allocation shall cease to be required as soon and as long as such reserve amounts to ten per cent (10%) of the issued share capital of the Company.

21.2  The General Meeting of Shareholders, upon recommendation of the Board of Directors, will determine how the remainder of the annual net profits will be disposed of, including by way of stock dividend.

21.3  Interim distributions may be declared and paid (including by way of staggered payments) by the Board of Directors subject to observing the terms and conditions provided by law either by way of a cash distribution or by way of an in kind distribution.

21.4  In the event it is decided by the General Meeting, or in the case interim distributions declared by the Board, that a distribution be paid in Shares or other securities of the Company, the Board of Directors may exclude from such offer such Shareholders he deems necessary or advisable due to legal or practical problems in any territory or for any other reasons as the Board may determine.

Article 22. Liquidation

22.1  In the event of the dissolution of the Company for whatever reason or whatever time, the liquidation will be performed by liquidators or by the Board of Directors then in office who will be endowed with the powers provided by articles 144 et seq. of the Luxembourg law of 10th August 1915 on commercial companies. Once all debts, charges and liquidation expenses have been met, any balance resulting shall be paid to the holders of Shares in the Company in accordance with the provisions of these Articles.

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PART VIII. SOLE SHAREHOLDER, DEFINITIONS, APPLICABLE LAW

Article 23. Sole Shareholder

If, and as long as one Shareholder holds all the Shares of the Company, the Company shall exist as a single Shareholder company pursuant to the provisions of Company Law. In the event the Company has only one Shareholder or two Shareholders, the Company may at the option of the sole Shareholder or as the case may be the two Shareholders, be managed by one or two Directors as provided for by law and all provisions in the present Articles referring to the Board of Directors shall be deemed to refer to the sole Director or the two Directors (mutatis mutandis) who shall have all such powers as provided for by law and as set forth in the present Articles with respect to the Board of Directors.

Article 24. Definitions

Affiliate	Means, in relation to a person or entity, a person that directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such person or entity. The term “Affiliated with” has a meaning correlative to the foregoing.
Articles or Articles of Incorporation	Means the present articles of incorporation of the Company as amended from time to time
Board or Board of Directors	Means the Board of Directors (conseil d’administration) of the Company
Control	Means, in relation to a person or entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through ownership of voting securities, by contract or otherwise.
Director	Means a member of the Board of Directors or as the case may be, the sole Director of the Company
General Meeting independent members of the Board of Directors	Means the general meeting of Shareholders
Means a Director who: (i) is not employed, and has not been employed within the five years immediately prior to the ordinary General Meeting at which the candidates to the Board of Directors will be voted upon, by the Company or any of its subsidiaries in an executive capacity; (ii) does not receive consulting, advisory or other compensatory fees from the Company or any of its subsidiaries (other than fees received as member of the Board of Directors or any committee thereof and fees received as member of the board of directors or other governing body, or any committee thereof, of any of the Company’s subsidiaries); (iii) does not Control the Company; (iv) has not (and does not Control a business entity that has) a material business relationship with the Company, any of its subsidiaries, or the person that directly or indirectly Controls the Company, if such material business relationship would be reasonably expected to adversely affect the director’s ability to properly discharge its duties; (v) does not Control, and is not, and has not been within the five-year period immediately prior to the ordinary shareholders’ meeting at which the candidates to the Board of Directors will be voted upon, employed by, a (present or former) internal or external auditor of the Company, any of its subsidiaries or the person that directly or indirectly Controls the Company; and (vi) is not a spouse, parent, sibling or relative up to the third degree of, and does not share a home with, any person above described from (i) to (iv).
Material Transactions	Means (i) any transaction (x) with an individual value equal to or

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greater than ten million United States Dollars (USD 10,000,000); (y) with an individual value lower than ten million United States Dollars (USD 10,000,000), when the aggregate sum of any series of transactions of such lower value reflected in the financial statements of the four fiscal quarters of the Company preceding the date of determination (excluding any transactions that were reviewed and approved by any of the Audit Committee (if any), the Board of Directors or the independent members of the Board of Directors or other governing body of any subsidiary of the Company, or through any other procedures as the Board of Directors may deem substantially equivalent to the foregoing), exceeds 1.5% of the Company’s consolidated net sales made in the fiscal year preceding the year on which the determination is made; or (ii) any corporate reorganization transaction (including a merger, a spin-off or a bulk transfer of a business) involving the Company or any of its subsidiaries for the benefit of, or involving, a Related Party.
Regulated Market	Means any official stock exchange or securities exchange market in the European Union, the United States of America or elsewhere
Related Party	Means, in relation to the Company or its direct or indirect subsidiaries, any of the following persons: (i) a member of the Board of Directors or of the board of directors or other governing body of any of the Company’s subsidiaries; (ii) any member of the board of directors or other governing body of an entity that Controls the Company; (iii) any Affiliate of the Company (other than the Company’s subsidiaries); (iv) any entity Controlled by any member of the Board of Directors, or of the board of directors or other governing body of any subsidiary of the Company; and (v) any spouses, parents, siblings or relatives up to the third degree of, and any persons that share a home with, any person referred to in (i) or (ii).
Shareholder	Means a duly registered holder of Shares of the Company
Shares	Means the shares (actions) of the Company

Article 25. Applicable law

For anything not dealt with in the present Articles of Incorporation, the Shareholders refer to the relevant legislation.

SUIT LA TRADUCTION FRANCAISE DU TEXTE QUI PRECEDE

PARTIE I.  FORME, DENOMINATION, DUREE, SIEGE SOCIAL

Article 1.   Forme, Dénomination

Il existe une société anonyme sous la dénomination Adecoagro S.A. (la « Société »).

Article 2.   Durée

La Société est constituée pour une durée illimitée. La Société peut être dissoute à tout moment par résolution des Actionnaires adoptée à la manière prévue pour une modification des présents Statuts.

Article 3.   Siège social

3.1    Le siège social de la Société est établi dans la Ville de Luxembourg, Grand-Duché de

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Luxembourg. Il pourra être transféré en tout autre endroit du Grand-Duché de Luxembourg par simple décision de l’Assemblée Générale délibérant comme en matière de modification de Statuts.

3.2    Le siège social peut être transféré à l’intérieur de la municipalité par simple décision du Conseil d’Administration.

3.3    La Société peut avoir des bureaux et des succursales tant au Luxembourg qu’à l’étranger.

3.4    Lorsque le Conseil d’Administration estime que des événements extraordinaires d’ordre politique, économique ou social de nature à compromettre l’activité normale de la Société à son siège social, ou la communication aisée entre le siège social et l’étranger se sont produits ou sont imminents, il pourra transférer provisoirement le siège social à l’étranger jusqu’à cessation complète de ces circonstances anormales. Cette mesure provisoire n’aura toutefois aucun effet sur la nationalité de la Société qui, nonobstant le transfert temporaire de son siège social, restera une société luxembourgeoise. Ces mesures temporaires seront prises et notifiées à toute partie intéressée par le Conseil d’Administration.

PARTIE II. OBJET SOCIAL

Article 4.   Objet social

4.1    L’objet de la Société est de détenir des participations, sous quelque forme que ce soit, dans des sociétés luxembourgeoises et étrangères, ou dans toutes autres entités ou entreprises, l’acquisition par achat, souscription ou de toute autre manière de même que l’aliénation par vente, échange ou de toute autre manière d’actions, obligations, certificats de créance, billets et autres valeurs mobilières ou droits de toutes espèces, y compris des intérêts dans des sociétés de personnes, ainsi que la détention, l’acquisition, la disposition, l’investissement de quelque manière que ce soit dans le développement, la licence ou souslicence de tous brevets ou autres droits de propriété intellectuelle de toute nature ou origine de même que la détention, l’administration, le développement et la gestion de son portefeuille. La Société peut exercer ses activités par l’intermédiaire de succursales à Luxembourg ou à l’étranger.

4.2    La Société peut emprunter sous toute forme et procéder par voie de placement privé ou public à l’émission d’obligations, obligations convertibles et certificats de créance ou à tout autre instrument ou titre qu’elle juge approprié.

4.3    D’une manière générale, elle peut prêter assistance (par des prêts, avances, garanties, sûretés ou autrement) à des sociétés ou autres entreprises dans lesquelles la Société a un intérêt ou qui font partie du groupe de sociétés auquel appartient la Société ou toute autre entité que la Société juge appropriée (y compris horizontalement ou verticalement), prendre toutes mesures de contrôle, de gestion, d’administration et/ou de surveillance et effectuer toute opération qu’elle considère nécessaire ou utile à l’accomplissement et au développement de son objet social.

4.4    Finalement, la Société peut effectuer toute opération commerciale, technique, financière ou autre, liée directement ou indirectement dans tous les domaines, afin de faciliter l’accomplissement de son objet social.

PARTIE III. CAPITAL SOCIAL - ACTIONS

Article 5.   Capital social

5.1.   La société a un capital social émis de cent quatre-vingt-trois millions cinq cent soixantedouze mille sept cent vingt-deux Dollars US et cinquante cents (USD 183.572.722,50) représenté par un total de cent vingt-deux millions trois cent quatre-vingt-un mille huit cent quinze (122.381.815) Actions entièrement libérées d’une valeur nominale d’un Dollar US et cinquante cents (USD 1,5) chacune, avec les droits et obligations telles que prévues dans les présents Statuts.

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5.1.1 La Société a un capital social autorisé de trois milliards de Dollars US (USD 3.000.000.000), y compris le capital social émis, représenté par deux milliards (USD 2.000.000.000) d’actions, chacune ayant une valeur nominale d’un Dollar US et cinquante cents (USD 1,5). Le capital social de la Société (et toute autorisation conférée au Conseil d’Administration y relative) est valable du 20 Avril 2016 jusqu’au cinquième anniversaire de la publication au Mémorial de l’acte de l’Assemblée Générale extraordinaire des Actionnaires tenue le 20 Avril 2016. Le Conseil d’Administration, ou tout(tous) délégué(s) dûment nommé(s) par le Conseil d’Administration, peut(peuvent) émettre de temps à autre des actions dans les limites du capital social autorisé en contrepartie d’apports en espèces, d’apports en nature ou par voie d’incorporation de réserves disponibles aux moments et selon les termes et conditions, y compris le prix d’émission, que le Conseil d’Administration ou son(ses) délégué(s) peut(peuvent) décider en toute discrétion et l’Assemblée Générale des Actionnaires a renoncé et autorisé le Conseil d’Administration à renoncer à, supprimer ou limiter tous droits de souscription préférentiels des actionnaires prévus par la loi dans la mesure où il estime cette renonciation, suppression ou limitation opportune pour toute émission ou toutes émissions d’actions dans les limites du capital social autorisé.

5.1.2 Le capital social émis et le capital social autorisé mais non-émis de la Société peuvent être augmentés ou réduits en une fois ou à plusieurs reprises par décision de l’Assemblée Générale des Actionnaires adoptée conformément aux règles de quorum et de majorité prévues par les présents Statuts ou, le cas échéant, par la loi en ce qui concerne la modification des présents Statuts.

5.2    La Société ne peut pas émettre des fractions d’Actions. Le Conseil d’Administration est autorisé, à sa discrétion, à procéder à des paiements en espèces ou à émettre des certificats en remplacement des fractions d’Actions.

5.3    La Société ou ses filiales pourront acheter ou racheter leurs propres Actions et pourront détenir des Actions en trésorerie, chaque fois dans les limites prévues par la loi.

5.4.   Toute prime d’émission sera librement distribuable conformément aux dispositions des présents Statuts.

Article 6.   Titres sous forme nominative uniquement

6.1   Actions

6.1.1 Les actions de la Société sont uniquement sous forme nominative.

6.1.2 Un registre des Actionnaires sera tenu par la Société et pourra être consulté par tout actionnaire nominatif. La propriété des Actions nominatives sera établie par inscription dans ledit registre ou, si des agents de registre séparés ont été nommés en vertu de l’Article 6.1.3, dans le registre approprié. Sans préjudice des conditions de transfert par une inscription telle que prévue à l’Article 6.1.7 des présents Statuts, un transfert d’Actions nominatives se fera au moyen d’une déclaration de transfert inscrite dans le registre approprié, datée et signée par le cédant et le cessionnaire ou par des personnes détenant les pouvoirs de représentation nécessaires pour agir à cet effet. La Société pourra accepter et inscrire dans le registre approprié un transfert sur la base d’une correspondance ou de tout autre document de transfert établissant les consentements du cédant et du cessionnaire.

6.1.3 La Société peut nommer des agents de registre dans différentes juridictions qui tiendront chacun un registre séparé pour les actions nominatives y inscrites et les détenteurs d’actions pourront choisir d’être inscrits dans l’un des registres et d’être transférés de temps à autre d’un registre vers un autre registre. Le Conseil d’Administration peut toutefois imposer des restrictions de transfert pour les Actions inscrites, cotées, traitées ou placées dans certaines juridictions conformément aux exigences applicables dans ces juridictions. Le transfert vers le registre tenu au siège social de la Société peut toujours être demandé.

6.1.4 Sous réserve des dispositions de l’Article 6.1.7, la Société peut considérer la personne au nom de laquelle les Actions nominatives sont inscrites dans le(s) registre(s) des Actionnaires

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comme étant le propriétaire unique desdites Actions nominatives. La Société n’encourra aucune responsabilité lorsqu’elle traite avec de telles Actions nominatives à l’égard des tiers, et pourra considérer comme inexistants tous droits, intérêts ou demandes de ces tiers en rapport avec ces actions nominatives, sous réserve toutefois de tout droit qu’aurait ce tiers de requérir l’inscription ou la modification de l’inscription des Actions nominatives. Dans le cas où un détenteur d’actions nominatives ne fournit pas d’adresse à laquelle toutes les notifications et avis de la Société pourront être envoyés, la Société pourra inscrire ce fait dans le(s) registre(s) des Actionnaires et l’adresse de ce détenteur sera considérée comme étant au siège social de la Société ou une autre adresse que la Société pourra inscrire de temps à autre jusqu’à ce que ce détenteur ait fourni une adresse différente à la Société. Le détenteur peut, à tout moment, changer son adresse telle qu’elle figure dans le(s) registre(s) des Actionnaires au moyen d’une notification écrite à envoyer à la Société.

6.1.5 Le Conseil d’Administration peut décider qu’aucune inscription ne soit faite dans le registre des Actionnaires et qu’aucune notification de transfert ne soit reconnue par la Société ou un agent de registre pendant la période qui commencera le cinquième (5) jour ouvrable avant le jour d’une Assemblée Générale et se terminera à la fin de l’Assemblée Générale, sauf si le Conseil fixe un délai plus court.

6.1.6 Toutes les communications et notifications devant être envoyées à un Actionnaire nominatif sont considérées comme étant valables lorsqu’elles sont envoyées à la dernière adresse communiquée par l’Actionnaire à la Société.

6.1.7 Lorsque des Actions sont inscrites dans le registre des Actionnaires pour le compte d’une ou plusieurs personnes au nom d’un système de compensation des titres ou de l’opérateur d’un tel système ou au nom d’un dépositaire de titres professionnel ou de tout autre dépositaire (ces systèmes, professionnels ou autres dépositaires étant désignés ci-après les « Dépositaires ») ou d’un sous-dépositaire désigné par un ou plusieurs Dépositaires, la Société - sous réserve d’avoir reçu du Dépositaire auprès duquel les Actions sont déposées un certificat en bonne et due forme - devra permettre à ces personnes d’exercer les droits attachés à ces Actions, y compris le droit d’assister et de voter aux assemblées générales. Le Conseil d’Administration peut décider de la forme que ces certificats devront revêtir. Nonobstant ce qui précède, la Société n’effectuera des paiements de dividendes ou tout autre paiement en numéraire, en actions ou autres titres qu’au Dépositaire ou sous-dépositaire inscrit dans le registre ou conformément à ses instructions, et ce paiement rendra la Société quitte et indemne de toute obligation.

6.1.8 Sur la demande écrite d’un Actionnaire, un(des) certificat(s) d’Actions nominatives établissant l’inscription de cet Actionnaire dans le registre des Actionnaires peut(peuvent) être émis dans les dénominations que le Conseil d’Administration déterminera à l’Actionnaire qui en fait la demande et, dans le cas prévu à l’Article 6.1.7 des présents Statuts, et sur demande, aux Dépositaires ou sous-dépositaires inscrits dans le(s) registre(s). Les certificats ainsi émis auront la forme et porteront les légendes et les numéros d’identification que le Conseil d’Administration déterminera. Ces certificats seront signés manuellement ou par télécopie par deux (2) Membres du Conseil. Les certificats perdus, volés ou endommagés seront remplacés par la Société sur présentation des preuves, engagements ou indemnisations jugés satisfaisants par la Société, à condition que les certificats d’Actions endommagés soient remis à la Société avant que les nouveaux certificats ne soient émis.

6.1.9 Les Actions sont indivisibles à l’égard de la Société qui ne reconnaîtra qu’un seul détenteur par Action. Lorsqu’une Action est détenue par plus d’une personne, les personnes qui prétendent être propriétaires de ladite Action devront désigner une seule personne pour représenter l’Action à l’égard de la Société. La Société pourra suspendre l’exercice de tous les droits attachés à cette Action jusqu’à ce qu’une seule personne ait été désignée ainsi. La même règle s’appliquera en cas de conflit entre un usufruitier et un nu-propriétaire ou entre un créancier gagiste et un débiteur gagiste.

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6.2    Autres Titres

6.2.1 Les Titres (autres que les Actions telles que couvertes par l’article 6.1) de la Société sont sous forme nominative uniquement.

6.2.2 Les dispositions de l’article 6.1 s’appliquent mutatis mutandis.

Article 7.   Transfert des Actions

Sous réserve des dispositions des présents Statuts, chaque Action donne droit à une voix à toutes les Assemblées Générales des Actionnaires.

PARTIE IV. ADMINISTRATION DE LA SOCIETE

Article 8.   Administration de la Société – Conseil d’Administration

8.1    La Société sera administrée par un Conseil d’Administration qui aura les pouvoirs les plus étendus pour gérer les affaires de la Société et pour autoriser et/ou exécuter tout acte de disposition, de gestion ou d’administration dans les limites des objets de la Société.

8.2    Tous les pouvoirs non expressément réservés par la loi ou par les Statuts de la Société à l’Assemblée Générale sont de la compétence du Conseil d’Administration.

8.3    Sauf disposition contraire de la loi ou des présents Statuts, le Conseil d’Administration de la Société est autorisé à prendre toute action (par voie de résolution ou autrement) et à adopter toutes les dispositions nécessaires, appropriées, adéquates ou jugées appropriées afin d’accomplir l’objet de la Société.

Article 9.   Composition du Conseil d’Administration

9.1    La Société est administrée par un Conseil d’Administration composé de trois (3) Administrateurs au moins et d’un maximum de onze (11) (sauf disposition contraire des présents Statuts) qui peuvent mais n’ont pas besoin d’être des Actionnaires de la Société.

9.2    Les Administrateurs sont élus par l’Assemblée Générale des Actionnaires pour un terme ne pouvant excéder trois (3) ans ; étant entendu toutefois que les Administrateurs sont élus sur une base échelonnée, un tiers (1/3) des Administrateurs étant élus chaque année, et étant entendu également que ce terme de trois ans peut être prolongé pour une durée se terminant à l’assemblée générale annuelle qui se tiendra le troisième anniversaire suivant sa nomination. Les Administrateurs peuvent être révoqués avec ou sans cause (ad nutum) par l’Assemblée Générale des Actionnaires à la majorité simple des voix exprimées lors d’une Assemblée Générale des Actionnaires. Les Administrateurs seront rééligibles.

9.3    En cas de vacance d’un poste d’Administrateur pour cause de décès, de retraite, de démission, de révocation ou toute autre cause, les Administrateurs restants pourront pourvoir au remplacement du poste devenu vacant et élire un successeur conformément à la loi applicable.

Article 10. Président

10.1  Le Conseil d’Administration doit, dans la mesure requise par la loi et dans les autres cas, peut, nommer le président du Conseil d’Administration parmi ses membres (le « Président »). Le Président présidera toutes les réunions du Conseil d’Administration et toutes les assemblées des Actionnaires, y compris les assemblées de classe. En son absence, un président ad hoc présidera l’assemblée concernée.

10.2  En cas d’une parité des votes, le Président (ou tout autre Membre du Conseil) n’aura pas de voix prépondérante.

Article 11. Procédures au sein du Conseil

11.1  Le Conseil d’Administration se réunira sur convocation (ou pour le compte) du Président ou de deux Administrateurs, quels qu’ils soient. Le Conseil d’Administration se réunira aussi souvent que les intérêts de la Société l’exigent.

11.2  Avis écrit de toute réunion du Conseil d’Administration sera donné par lettre, câble,

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télégramme, téléphone, télécopie, télex ou email à chaque Administrateur deux (2) jours avant la date prévue pour la réunion, sauf s’il y a urgence, auquel cas un préavis de vingt-quatre (24) heures sera suffisant. Une convocation spéciale ne sera pas requise pour des réunions se tenant conformément à un échéancier préalablement adopté par le Conseil et communiqué à tous les membres du Conseil. Une réunion du Conseil peut aussi valablement être tenue sans convocation dans la mesure où les Administrateurs présents ou représentés ne s’y opposent pas et que les Administrateurs qui ne sont pas présents ni représentés, ont renoncé à la convocation par écrit par voie de télécopie ou email.

11.3  Les réunions du Conseil d’Administration peuvent se tenir physiquement ou, en toutes circonstances, par voie de conférence téléphonique (ou d’autres moyens de communication similaires permettant aux participants de communiquer entre eux).

11.4  Tout Administrateur peut se faire représenter à toute réunion du Conseil d’Administration en désignant par écrit, par lettre ou par câble, télégramme, télécopie ou email un autre Administrateur comme son mandataire. Un Administrateur peut représenter plus d’un de ses collègues.

11.5  Le Conseil d’Administration peut délibérer et agir valablement si la majorité des membres du Conseil (pouvant voter) sont présents ou représentés. Les décisions sont prises à la majorité simple des voix valablement exprimées des membres du Conseil présents ou représentés (et pouvant voter).

11.6  Les réunions du Conseil d’Administration peuvent se tenir valablement à tout moment et en toutes circonstances par voie de conférence téléphonique, vidéoconférence ou tout autre moyen de communication permettant aux participants de communiquer entre eux. Un Administrateur participant par l’un de ces moyens est considéré présent à la réunion aussi longtemps qu’il est connecté.

11.7  Le Conseil d’Administration peut également, en toutes circonstances et avec l’assentiment unanime, prendre des résolutions par voie circulaire et les résolutions écrites signées par tous les membres du Conseil seront aussi valables et effectives que si elles étaient passées lors d’une réunion régulièrement convoquée et tenue. Ces signatures peuvent apparaître sur un seul document ou plusieurs copies de la même résolution et seront établies par lettre, câble, télécopie ou email.

11.8  Les procès-verbaux de toute réunion du Conseil d’Administration (ou copies ou extraits de ces procès-verbaux destinés à servir en justice ou ailleurs) doivent être signés par le président du Conseil, le président de la réunion en question ou par deux (2) Administrateurs ou tel que décidé lors de la réunion du Conseil concernée ou lors d’une réunion du Conseil subséquente.

Article 12. Délégation de pouvoirs, comités, secrétaire

12.1  Le Conseil peut déléguer la gestion journalière des affaires de la Société de même que le pouvoir de représenter la Société dans ses affaires journalières à des Administrateurs individuels ou à d’autres fondés de pouvoirs ou agents de la Société (avec le pouvoir de sousdéléguer). En outre, le Conseil d’Administration peut déléguer la gestion journalière des affaires de la Société de même que le pouvoir de représenter la Société dans ses affaires journalières à un comité exécutif tel qu’il le juge approprié. Le Conseil d’Administration déterminera les conditions de nomination et de révocation de même que la rémunération et les pouvoirs de la personne ou des personnes ainsi nommée(s).

12.2  Le Conseil d’Administration peut (mais ne doit pas à moins que la loi ne le requière) établir un ou plusieurs comités (y compris, sans limitation, un comité d’audit, un comité des risques et de la stratégie et un comité de rémunération) et pour lesquels il doit, si un ou plusieurs comités sont établis, nommer les membres (qui peuvent mais ne doivent pas être membres du Conseil), déterminer l’objet, les pouvoirs et les compétences ainsi que les procédures et toutes autres règles qui peuvent être applicables à ce(s) comité(s) (sous réserve

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du comité d’audit tel que prévu ci-après).

12.2.1        Comité d’Audit : si le Conseil d’Administration décide d’établir un comité d’audit, (le « Comité d’Audit »), ce Comité d’Audit sera composé d’au moins trois (3) membres et le Conseil d’Administration désignera un des membres du Comité d’Audit comme président du Comité d’Audit. Le Comité d’Audit (a) assistera le Conseil d’Administration dans ses tâches de surveillance relatives à l’intégrité des comptes de la Société, y compris en établissant des rapports périodiques au Conseil d’Administration sur ses activités et l’adéquation des systèmes de contrôle internes de la Société des rapports financiers : (b) fera des recommandations quant à la nomination, la rémunération, la fidélisation et la surveillance et examinera l’indépendance des réviseurs externes de la Société ; (c) reverra les Transactions Importantes entre la Société ou ses filiales avec les Parties Liées (autres que les transactions qui ont été revues et approuvées par les membres indépendants du Conseil d’Administration (le cas échéant) ou autre organe de direction de toute filiale de la Société ou par toute autre procédure que le Conseil d’Administration peut juger substantiellement équivalente à ce qui précède) afin de déterminer si leurs termes sont conformes aux conditions du marché ou autrement équitables pour la Société et ses filiales ; et (d) remplira toute obligation imposée à la Société par les lois et réglementations du(s) Marché(s) Réglementé(s) sur lequel(lesquels) les actions de la Société sont cotées de même que toute autre responsabilité que le Conseil d’Administration lui délèguera. Le Conseil d’Administration fournira au Comité d’Audit toutes les ressources et tous les pouvoirs nécessaires pour remplir ses fonctions.

12.2.2        Comité de Rémunération : si le Conseil d’Administration décide d’établir un comité de rémunération (le « Comité de Rémunération »), ce Comité de Rémunération devra revoir et approuver les rémunérations et les avantages des dirigeants et autres employés importants de la Société et de son groupe, et faire des recommandations au Conseil d’Administration quant aux principes de rémunération, d’évaluation des performances et des stratégies de fidélisation. Le Comité de Rémunération (le cas échéant) sera responsable de la mise en place et de l’administration des plans d’incitation en actions de la Société et de son groupe.

12.2.3        Comité des Risques et de la Stratégie : si le Conseil d’Administration décide d’établir un comité des risques et de la stratégie (le « Comité des Risques et de la Stratégie »), ce Comité des Risques et de la Stratégie assistera le Conseil d’Administration dans ses tâches de surveillance afin (i) d’évaluer les risques inhérents aux activités de la Société et de son groupe et les processus de contrôle en relation avec ces risques ; (ii) d’évaluer et revoir les risques de crédit, de marché, commerciaux, fiduciaires, de liquidités, de réputation et de fonctionnement ; et (iii) de maintenir une relation de coopération stratégique et interactive avec les dirigeants, y compris l’identification et la mise en place d’objectifs stratégiques et la revue d’acquisitions potentielles, de partenariats et d’alliances stratégiques, et désinvestissements.

12.3   Le Conseil d’Administration peut nommer un secrétaire de la Société qui peut mais ne doit pas être un membre du Conseil d’Administration et déterminer ses responsabilités, pouvoirs et compétences.

Article 13. Signatures autorisées

La Société sera engagée par la signature individuelle du Président ou la signature conjointe de deux (2) Administrateurs ou par les signatures conjointes ou individuelles de toutes personnes à qui de tels pouvoirs de signature auront été délégués par le Conseil d’Administration. Afin d’éviter tout doute, pour les matières se rapportant à la délégation journalière de la Société, la Société sera engagée par la signature individuelle de l’administrateur délégué (« Chief Executive Officer » ou « CEO ») ou de toute personne ou toutes personnes à qui de tels pouvoirs de signature auront été délégués par le Conseil d’Administration.

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Article 14. Rémunération et Indemnisation du Conseil

14.1  La rémunération du Conseil d’Administration sera décidée par l’Assemblée Générale.

Les Administrateurs ne seront pas personnellement tenus responsables pour les dettes de la Société. En tant que mandataires de la Société, ils sont responsables de l’exécution de leurs mandats. Sous réserve des exceptions et limitations prévues à l’article 14.3, toute personne qui est, ou a été, un Administrateur ou un fondé de pouvoir de la Société sera indemnisée par la Société dans la mesure la plus large permise par la loi pour les dettes et toutes les dépenses raisonnablement supportées ou payées par celui-ci en relation avec une prétention, action, poursuite ou procédure judiciaire dans laquelle il est impliqué en tant que partie ou autrement en vertu du fait qu’il soit ou ait été Administrateur ou fondé de pouvoir, et pour tous les montants qu’il aurait payés ou supportés afin de régler les faits mentionnés ci-dessus. Les termes “prétention”, “action”, “poursuite” ou “procédure judiciaire” s’appliqueront à toute prétention, action, poursuite ou procédure judiciaire (civiles, pénales ou autres, y compris les appels) actuels ou possibles et les termes “responsabilité” et “dépenses” incluront sans limitation les honoraires d’avocat, les coûts, jugements, montants payés en vertu d’une transaction et autres montants.

14.2  Aucune indemnisation ne sera due à un Administrateur ou à un fondé de pouvoir:

14.2.1     En cas de mise en cause de sa responsabilité vis-à-vis de la Société ou de ses Actionnaires en raison d’un abus de pouvoir, de mauvaise foi, de négligence grave ou d’imprudence extrême dans l’accomplissement des devoirs découlant de sa fonction;

14.2.2     Pour toute affaire dans le cadre de laquelle il serait finalement condamné pour avoir agi de mauvaise foi et non dans l’intérêt de la Société; ou

14.2.3     En cas de transaction, à moins que la transaction n’ait été approuvée par une cour d’une juridiction compétente ou par le Conseil d’Administration.

14.3  Le droit à indemnisation, tel que défini dans le présent article, sera individuel et n’exclura pas d’autres droits présents ou futurs dans le chef de pareil Administrateur ou fondé de pouvoir, il persistera en faveur des personnes ayant cessé d’être Administrateur ou fondé de pouvoir de la Société et passera à leurs héritiers, exécuteurs testamentaires ou administrateurs. Les présentes dispositions n’affecteront en rien le droit à indemnisation pouvant appartenir aux autres membres du personnel de la Société, y compris les administrateurs et fondé de pouvoir, en vertu d’un contrat ou de la loi.

14.4  Les dépenses supportées en relation avec la préparation d’une défense et la représentation dans le cadre d’une prétention, action, poursuite ou procédure judiciaire telles que décrites dans cet article seront avancées par la Société avant toute décision finale sur la question de savoir qui supportera ces dépenses, moyennant l’engagement par ou pour compte du fondé de pouvoir ou l’Administrateur de rembourser ce montant s’il est finalement décidé qu’il n’aurait pas eu droit à une indemnisation conformément au présent article.

Article 15. Conflits d’intérêts

15.1  Aucun contrat ou autre transaction entre la Société et une quelconque autre société ou entité ne seront affectés ou invalidés par le fait qu’un ou plusieurs Administrateurs ou fondés de pouvoir de la Société aurai(en)t un intérêt dans, ou est administrateur, associé, fondé de pouvoir, agent, conseil ou employé d’une telle autre société ou entité. Tout Administrateur ou fondé de pouvoir de la Société, qui est administrateur, fondé de pouvoir, employé ou autre d’une société ou entité avec laquelle la Société contracterait ou s’engagerait autrement en affaires, ne pourra, en raison de sa position dans cette autre société ou entité, être empêché de délibérer, de voter ou d’agir en relation avec un tel contrat ou autre affaire.

15.2  En cas de conflit d’intérêts personnel d’un Administrateur, cet Administrateur devra informer le Conseil de ce conflit d’intérêts et il ne prendra pas part aux délibérations et au vote sur cette affaire. Tout conflit d’intérêt émergeant au niveau du Conseil devra être rapporté à la prochaine Assemblée Générale des Actionnaires avant toute résolution et dans la mesure requise par la loi.

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PARTIE V. ASSEMBLEES GENERLALES DES ACTIONNAIRES

Article 16. Assemblées des Actionnaires – Assemblée Générale Annuelle

16.1  Toute Assemblée Générale des Actionnaires de la Société régulièrement constituée représentera l’ensemble des Actionnaires de la Société. Elle aura les pouvoirs les plus étendus afin d’ordonner, d’effectuer ou de ratifier les actes relatifs à toutes les opérations de la Société.

16.2  L’assemblée générale annuelle des Actionnaires se tiendra conformément à la loi luxembourgeoise au siège social de la Société ou à tout autre endroit à Luxembourg indiqué dans les convocations de cette assemblée, chaque année le troisième mercredi du mois d’avril à 16.00 heures (CET) (ou toute autre date permise par la loi). Si ce jour est un jour férié, l’Assemblée Générale annuelle se tiendra le premier jour ouvrable normal suivant.

16.3 D’autres assemblées des Actionnaires pourront se tenir aux lieu et heure spécifiés dans les avis de convocation de l’assemblée.

16.4  Les Assemblées Générales sont convoquées conformément aux dispositions de la loi et si les Actions de la Société sont cotées sur un Marché Réglementé, conformément aux règles de publicité de ce Marché Réglementé imposables à la Société. Si tous les Actionnaires sont présents ou représentés à une assemblée générale des Actionnaires, l’Assemblée Générale peut se tenir sans convocation ni publication préalables.

16.5  Si les actions de la Société ne sont pas cotées sur un Marché Réglementé, tous les Actionnaires inscrits dans le registre des actionnaires le jour de l’Assemblée Générale pourront être admis à l’Assemblée Générale ; étant entendu toutefois que si les Actions de la Société sont cotées sur un Marché Réglementé, le Conseil d’Administration peut fixer une date avant l’Assemblée Générale comme étant la date d’inscription pour être admis à l’Assemblée Générale (la « Date d’Inscription »).

16.6  Si, conformément aux dispositions de l’Article 6.1.7 des présents Statuts, les Actions sont inscrites dans le(s) registre(s) des Actionnaires au nom d’un Dépositaire ou sousdépositaire de ce dernier, les certificats prévus à l’Article 6.1.7 devront être reçus par la Société (ou ses agents indiqués dans l’avis de convocation) au plus tard le jour précédant le cinquième (5e) jour ouvrable avant le jour de l’Assemblée Générale à moins que le Conseil ne détermine un délai différent. Ces certificats (sauf disposition contraire de la loi) devront spécifier que les Actions en compte seront bloquées jusqu’à la clôture de l’Assemblée Générale. La Société (ou ses agents) devra recevoir toutes les procurations dans le même délai et le Conseil d’Administration peut, s’il le juge nécessaire, modifier ce délai pour tous les Actionnaires et admettre les Actionnaires (ou leurs mandataires) qui ont remis les documents appropriés à la Société (ou ses agents, tel que mentionné ci-avant) à l’Assemblée Générale, sans tenir compte de ces délais.

16.7  Le Conseil d’Administration peut adopter toutes autres réglementations et règles concernant la participation à une Assemblée Générale, de même que la mise à disposition de cartes d’accès, de formulaires de procuration et/ou bulletins de vote afin de permettre aux Actionnaires d’exercer leurs droits de vote.

16.8  Tout Actionnaire peut être représenté à une Assemblée Générale en désignant comme son mandataire une autre personne, qui n’a pas besoin d’être un Actionnaire.

Article 17. Majorité et quorum aux Assemblées Générales

17.1  Lors de toute Assemblée Générale des Actionnaires autre qu’une Assemblée Générale convoquée dans le but de modifier les Statuts de la Société, ou pour voter sur des résolutions dont l’adoption est soumise aux règles de quorum et de majorité requises comme en matière de modification de Statuts, un quorum de présence n’est pas requis et les résolutions seront adoptées indépendamment du nombre d’Actions représentées, à la majorité simple des voix valablement exprimées.

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17.2  Lors de toute Assemblée Générale extraordinaire des Actionnaires autre qu’une Assemblée Générale convoquée dans le but de modifier les Statuts de la Société, ou pour voter sur des résolutions dont l’adoption est soumise aux règles de quorum et de majorité requises comme en matière de modification de Statuts, le quorum sera d’au moins la moitié du capital social émis de la Société. Si ledit quorum n’est pas réuni, une seconde Assemblée peut être convoquée pour laquelle il n’y aura pas d’exigence de quorum. Pour que les résolutions proposées soient adoptées lors d’une telle Assemblée Générale, et sauf disposition contraire de la loi, une majorité des deux tiers (2/3) des voix valablement exprimées est requise.

PARTIE VI. MODIFICATIONS STATUTAIRES

Article 18.  Modifications statutaires

Les présents Statuts pourront être modifiés de temps à autre sur décision de l’Assemblée Générale des Actionnaires dans les conditions de quorum et de majorité requises par la loi luxembourgeoise et tel que prévu par les présents Statuts.

PARTIE VII. EXERCICE SOCIAL ET AUDIT

Article 19.  Exercice social

L’exercice social de la Société commencera le premier janvier et se terminera le trente et un décembre de chaque année.

Article 20. Commissaire aux comptes

Les comptes annuels de la Société sont surveillés par un ou plusieurs commissaire(s) aux comptes, nommé(s) par l’Assemblée Générale sur recommandation du Conseil d’Administration (ou, si le Conseil d’Administration le décide, sur recommandation du Comité d’Audit, le cas échéant). L’Assemblée Générale des Actionnaires déterminera le nombre de commissaires aux comptes et la durée de leur mandat, lequel ne pourra pas excéder un (1) an. Ils sont rééligibles et révocables à tout moment par l’Assemblée Générale des Actionnaires sur recommandation du Conseil d’Administration (ou, si le Conseil d’Administration le décide, sur recommandation du Comité d’Audit, le cas échéant).

PARTIE VIII. DISTRIBUTIONS, LIQUIDATION

Article 21.   Distributions

21.1  Il sera prélevé sur le bénéfice net annuel de la Société cinq pour cent (5%) qui seront affectés à la réserve légale, comme requis par la loi. Ce prélèvement cessera d’être obligatoire lorsque, et aussi longtemps que, la réserve légale aura atteint dix pour cent (10%) du capital social émis de la Société.

21.2  L’Assemblée Générale des Actionnaires décidera, sur recommandation du Conseil d’Administration, de l’affectation du solde des bénéfices annuels nets, y compris par voie de distribution de dividendes sous forme d’actions.

21.3  Des dividendes intérimaires peuvent être déclarés et payés (y compris de manière échelonnée) par le Conseil d’Administration à condition de respecter les termes et conditions fixés par la loi, soit au moyen d’un dividende en espèces ou au moyen d’un dividende en nature.

21.4  S’il est décidé, par décision de l’Assemblée Générale ou en cas de déclaration de dividendes intérimaires par le Conseil d’Administration, qu’une distribution soit payée en Actions ou autres titres de la Société, le Conseil d’Administration peut exclure de cette offre les Actionnaires qu’il juge nécessaires ou appropriés eu égard aux problèmes d’ordre pratique ou juridique dans un territoire ou pour toute autre raison que le Conseil peut déterminer.

Article 22. Liquidation

22.1  Dans le cas où la Société est dissoute, pour quelques raison et moment que ce soit, la

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liquidation sera effectuée par les soins des liquidateurs ou du Conseil d’Administration alors en fonction qui auront les pouvoirs prévus par les articles 144 et suivants de la loi du 10 août 1915 sur les sociétés commerciales. Une fois toutes les dettes, charges et dépenses de liquidation réglées, tout solde en résultant sera versé aux détenteurs d’Actions de la Société conformément aux dispositions des présents Statuts.

PARTIE IX. ACTIONNAIRE UNIQUE, DEFINITIONS ET LOI APPLICABLE

Article 23. Actionnaire Unique

Si, et aussi longtemps qu’un seul Actionnaire réunit toutes les Actions de la Société entre ses seules mains, la Société sera une société unipersonnelle au sens de la Loi sur les Sociétés Commerciales. Si la Société a un seul Actionnaire ou deux Actionnaires, la Société peut, au choix de l’Actionnaire unique ou, le cas échéant, des deux Actionnaires, être administrée par un ou deux Administrateurs tel que prévu par la loi et toutes les dispositions des présents Statuts qui se réfèrent au Conseil d’Administration seront censées se référer à l’Administrateur unique ou aux deux Administrateurs (mutatis mutandis), qui auront les pouvoirs prescrits par la loi et ceux prévus dans les présents Statuts en relation avec le Conseil d’Administration.

Article 24. Définitions

Actionnaire	Signifie toute personne dûment inscrite comme détenteur d’Actions de la Société.
Actions	Signifie les actions de la Société.
Administrateur	Signifie un membre du Conseil d’Administration ou, le cas échéant, l’Administrateur unique de la Société.
Affilié	Signifie, en relation avec un personne ou entité, une personne qui, directement ou indirectement, à travers un ou plusieurs intermédiaires, Contrôle, est Contrôlée par, ou est sous le Contrôle commun de cette personne ou entité. Le terme « Affilié à » sera interprété de la même manière.
Assemblée Générale	Signifie l’assemblée générale des Actionnaires.
Conseil ou Conseil d’Administration	Signifie le conseil d’administration de la Société.
Contrôle	Signifie, en relation avec une personne ou entité, la possession, directe ou indirecte, du pouvoir de diriger ou de faire diriger l’administration et les pratiques de cette personne ou entité, que ce soit en détenant des titres avec droit de vote, contractuellement ou de toute autre manière.
Marché Réglementé	Signifie une marché officiel d’échange d’actions ou de titres de l’Union Européenne, des Etats-Unis d’Amérique ou d’ailleurs.
Membres indépendants du Conseil d’Administration	Signifie un Administrateur qui : (i) n’est pas employé, et n’a pas été employé, par la Société ou une de ses filiales dans une fonction de direction au cours des cinq années précédant immédiatement l’Assemblée Générale ordinaire lors de laquelle des candidats au Conseil d’Administration ont été nommés; (ii) ne perçoit pas de rémunération en tant que consultant, conseiller ou autrement de la part de la Société ou une de ses filiales (autres que les tantièmes reçus en tant que membre du Conseil d’Administration ou d’un comité de ce dernier et des rémunérations perçues en tant que membre du conseil d’administration ou autre organe de direction ou comité de ce dernier au sein d’une filiale de la Société), (iii) ne Contrôle pas la Société ; (iv) n’a pas (et ne Contrôle pas une entité qui a) une relation d’affaires importante avec la Société ou une de ses filiales ou la personne qui Contrôle directement ou indirectement

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la Société, si cette relation d’affaires importante pourrait raisonnablement être considérée comme pouvant empêcher l’administrateur de remplir ses fonctions ; (v) ne Contrôle pas, et n’est pas, et n’a pas été au cours des cinq ans précédant immédiatement l’assemblée ordinaire des actionnaires lors de laquelle des candidats au Conseil d’Administration ont été nommés, employé par, un réviseur interne ou externe (actuellement ou dans le passé) de la Société, une de ses filiales ou la personne qui Contrôle directement ou indirectement la Société ; et (vi) n’est pas le conjoint, le parent, le frère, la soeur ou un parent jusqu’au troisième degré de, et ne vit pas sous le même foyer que toute personne mentionnée aux points (i) à (iv) ci-dessus.
Partie Liée	Signifie, en relation avec la Société ou ses filiales directes ou indirectes, une des personnes suivantes : (i) un membre du Conseil d’Administration ou du conseil d’administration ou autre organe de direction d’une filiale de la Société ; (ii) tout membre du conseil d’administration ou autre organe de direction d’une entité qui Contrôle la Société, (iii) tout Affilié de la Société (autre que les filiales de la Société), (iv) toute entité Contrôlée par tout membre du Conseil d’Administration ou du conseil d’administration ou autre organe de direction de toute filiale de la Société ; et (v) le conjoint, le parent, le frère, la soeur ou le parent jusqu’au troisième degré, et tout personne vivant sous le même foyer qu’une personne mentionnée aux points (i) ou (ii).
Statuts	Signifie les présents statuts de la Société tels que modifiés de temps à autre.
Transactions Importantes	Signifie (i) toute transaction (x) d’une valeur individuelle égale ou supérieure à dix millions de dollars US (USD 10.000.000) ; (y) d’une valeur individuelle inférieure à dix millions de dollars US (USD 10.000.000) lorsque la somme totale d’une série de transactions d’une telle valeur inférieure reflétée dans les états financiers des quatre derniers trimestres comptables de la Société précédant le jour de détermination (à l’exclusion de toute transaction ayant été revue et approuvée par un Comité d’Audit (le cas échéant), le Conseil d’Administration ou les membres indépendants du Conseil d’Administration ou autre organe de direction de toute filiale de la Société, ou par toutes autres procédures que le Conseil d’Administration peut considérer substantiellement équivalentes à ce qui précède), excède 1,5% des ventes nettes consolidées de la Société réalisées au cours de l’année sociale précédant l’année de la détermination ; ou (ii) toute réorganisation (y compris par voie de fusion, scission spin-off ou vente de la totalité ou quasi-totalité des actifs d’une entité (bulk sale of business)) engageant la Société ou une de ses filiales au profit de, ou engageant une Partie Liée.

Article 25. Loi applicable

Pour toutes les matières qui ne sont pas régies expressément par les présents Statuts, les Actionnaires se réfèrent à la législation en vigueur.

Pour copie conforme des statuts coordonnés.

Luxembourg, le 12 août 2016

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Le notaire Edouard DELOSCH

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